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                                                                     EXHIBIT 2.2

                      AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Amendment to Stock Purchase Agreement (the "Amendment") is entered into effective as of April 12, 2002 between Standard Pacific Corp., a Delaware corporation ("Buyer") and Newmark Homes Corp., a Delaware corporation ("Seller") as follows:

         WHEREAS, Seller and Buyer have heretofore entered into that certain Stock Purchase Agreement dated April 6, 2002 (the "Stock Purchase Agreement"); and

         WHEREAS, Seller and Buyer desire to enter into an amendment and modification to the Stock Purchase Agreement as provided below:

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, intending to be legally bound herein, Seller and Buyer agree as follows:

         1. Sections 7.4(a) and (b) of the Stock Purchase Agreement shall be and hereby are amended and revised in their entirety to read as follows:

                  "(a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(a)(i) (other than a breach of the representations and warranties of Seller contained in Section 4.14, which shall not be subject to such threshold for Damages) or a breach of the covenants contained in Article VI (other than the covenants contained in Sections 6.5, 6.6, 6.9, 6.10, 6.11, 6.12, 6.13 and 6.14, which shall not be subject to such threshold for Damages) until the total of all Damages with respect to such matters exceeds the sum of $300,000 and the Excess Reserves, and then only for the amount by which such Damages exceed the sum of $300,000 and the Excess Reserves.

                  (b) Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.2(b)(i) or a breach of the covenants contained in Article VI (other than the covenants contained in Sections 6.5, 6.6, 6.9, 6.10, 6.11, 6.12, 6.13 and 6.14, which shall not be subject to such threshold for Damages) until the total of all Damages with respect to such matters exceeds the sum of $300,000, and then only for the amount by which such Damages exceeds the sum of $300,000."


         2. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws or rules that might otherwise govern under applicable principles of conflicts of laws thereof.

         3. This Amendment may be executed in counterparts, including facsimile counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective delivery of a manually executed counterpart to this Amendment.


Stock Purchase Agreement - Amendment-conformed

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         4. This Amendment amends the Stock Purchase Agreement only in the limited manner prescribed above and is not intended to and shall not be construed as amending any other provisions of the Stock Purchase Agreement which shall remain in full force and effect.

         IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                     "BUYER"
                                     Standard Pacific Corp.,
                                     a Delaware corporation



                                     By:    /s/ Andrew H. Parnes
                                     Name:  Andrew H. Parnes
                                     Title  Senior Vice President-Finance
                                            And Chief Financial Officer


                                     By:    /s/ Clay A. Halvorsen
                                     Name:  Clay A. Halvorsen
                                     Title: Senior Vice President,
                                            General Counsel & Secretary

                                     "SELLER"
                                     Newmark Homes Corp.,
                                     a Delaware corporation



                                     By:    /s/ Lonnie M. Fedrick
                                     Name:  Lonnie M. Fedrick
                                     Title: President


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